KEYPORT LIFE INSURANCE COMPANY
                     KEYPORT BENEFIT LIFE INSURANCE COMPANY
                      INDEPENDENCE LIFE AND ANNUITY COMPANY
                         LIBERTY ADVISORY SERVICES CORP.
                        KEYPORT FINANCIAL SERVICES CORP.
                                 CODE OF ETHICS


A.       Definitions

         1. "The Company" - Keyport Life Insurance Company, Keyport Benefit Life Insurance Company, Independence Life and Annuity Company, Liberty Advisory Services Corp. and Keyport Financial Services Corp. This reference in Section B shall apply only to Keyport Life Insurance Company, Keyport Benefit Life Insurance Company or Independence Life and Annuity Company.

         2. "Key Employee" - any employee designated as such by name or job title by the President of the Company.

B.       Commissions

         No director, officer or key employee of the Company shall have an interest, direct or indirect, in the sales of insurance policies by the Company, except as contained in employment or agency contracts between the Company and such director, officer or key employee.

C.       Affiliations

         No director, officer or key employee of the Company shall hold another office or position (1) in an organization where the duties of such position or office conflict or are likely to conflict with such person's duties with the Company, or (2) in an organization which competes directly or indirectly with the Company. No director, officer or key employee shall engage in any outside activity which might affect the objectivity and independence of their judgment or conduct in performing their duties and responsibilities for the Company. With respect to outside activities, no director, officer or key employee shall place themselves in a position which gives them the appearance of representing the Company or implies that the Company endorses a particular product, service or company.

D.       Business Dealings

         No officer, whose primary business activities are rendered on behalf of the Company, or key employee of the Company will hold a position, office or employment with an organization other than the Company which requires a substantial amount of time during the ordinary business hours of such person unless such other organization is affiliated with the Company.


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E.       Prohibited Transactions

         1. No director, officer or key employee shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

                  (a) Is being considered for purchase or sale by the Company;
                      or

                  (b) Is being purchased or sold by the Company.

                  "Purchase or sale of a security" - includes the writing of an option to purchase or sell a security.

         2. No director, officer or key employee, directly or indirectly, shall, in connection with any transaction, (a) employ any device, scheme or artifice to defraud the Company; (b) make to the Company any untrue statement of a material fact or omit to state to the Company a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; (c) engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Company; or (d) engage in any manipulative practice with respect to the Company.

         3. No director, officer or key employee shall seek or knowingly accept, directly or indirectly, any gift, favor, service, gratuity or anything of value, beyond common courtesies, from any person or organization which could receive benefits from the Company as a result of the influence of the director, officer or key employee. This section also applies to members of a director's, officer's or key employee's family.

F.       Confidentiality

         Each director, officer or key employee shall keep confidential all information regarding past or future transactions, investment programs and studies of the Company, except as may be required by applicable law or approved by the Company's Board of Directors.

G.       Directors, Officers and Key Employees

         Each director, officer or key employee of the Company shall avoid placing himself or herself in positions of actual or potential conflicts of interest with the Company.

H.       Enforcement

         1. If any director, officer or key employee has not complied with all of the requirements of this Code, he or she shall promptly so state in writing to the Secretary of the Company, setting forth all relevant facts.

         2. The President shall report each violation of this Code to the Company's Board of Directors at or before the next regular meeting of the Board.

         3. The President, after consultation with the Chairman of the Board, may impose such sanctions upon a violator of this Code as are deemed appropriate under the circumstances, including written censure, suspension, removal from office, or termination of employment.

I.       Reports

         Before the twentieth day of each January and July, each director, officer and key employee shall report to the Secretary of the Company in writing on the appropriate form that he or she has complied with this Code for the six-month period ending December 31 and June 30, respectively, or shall set forth on such report, if not otherwise already done, all relevant facts concerning any violation of this Code.

J.       Exceptions

         1. Any officer, director, or key employee who wishes to be excepted from the requirements of one or more of paragraphs B,C,F,G,H, or I shall submit a request in writing to the Secretary of the Company. The request shall disclose all relevant facts and set forth the reasons why an exception should be granted. Granting an exception shall be at the discretion of the President after consultation with the Chairman of the Board.

         2. Once granted, an exception request shall be submitted for re-evaluation annually. Any interim change in relevant facts shall be promptly reported to the Secretary.

         3. The disposition of each exception request shall be reported to the Company's Board of Directors at or before the next regular meeting of the Board.


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                         KEYPORT LIFE INSURANCE COMPANY
                     KEYPORT BENEFIT LIFE INSURANCE COMPANY
                      INDEPENDENCE LIFE AND ANNUITY COMPANY
                         LIBERTY ADVISORY SERVICES CORP.
                        KEYPORT FINANCIAL SERVICES CORP.


                          Code of Ethics Reporting Form


I have read the Code of Ethics and understand it fully. Neither I, my spouse nor any dependent of mine is or has been involved in any activity or transaction prohibited by the Code of Ethics for the six month period covered by this report.

I am reporting the following item(s) so that there may be full disclosure of all potential problems or conflicts of interest.



         [  ] None

         [  ] Items listed:












Date                                        Signature